SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [	]

Filed by a Party other than the Registrant [ X ]

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[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	]	Definitive Proxy Statement
[ X ]		Definitive Additional Materials
[	]	Soliciting Material Under Rule 14a-12
TRI-CONTINENTAL CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT HEDGED PARTNERS L.P.

WESTERN INVESTMENT LLC

WESTERN INVESTMENT ACTIVISM PARTNERS LLC

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

BENCHMARK PLUS PARTNERS, L.L.C.

BENCHMARK PLUS MANAGEMENT, L.L.C.

PARADIGM PARTNERS, N.W., INC.

ARTHUR D. LIPSON

SCOTT FRANZBLAU

ROBERT FERGUSON

MICHAEL DUNMIRE

PAUL DEROSA

MARLENE A. PLUMLEE

ELYSE NAKAJIMA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment Hedged Partners L.P. (“Western Investment”) is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to a definitive proxy statement and accompanying proxy cards to be used in connection with the annual meeting of stockholders of Tri-Continental Corporation (the “Company”) scheduled to be held on May 4, 2006 (the “Annual Meeting”) to solicit votes for the approval of certain matters at the Annual Meeting and in support of the election of Western Investment’s slate of director nominees.

Item 1: On March 23, 2006, Western Investment issued the following press release:

FOR IMMEDIATE RELEASE

Tri-Continental Corporation (NYSE-TY) Refuses to Deliver Stockholder List

Litigation Commenced to Obtain Stockholder List

NEW YORK (March 23, 2006) Western Investment Hedged Partners L.P. today announced that a legal action had been commenced to compel Tri-Continental Corporation (TY: NYSE) to provide a list of its stockholders, pursuant to law. The Western Group, which currently owns over 7% of Tri-Continental, is seeking to maximize the value of Tri-Continental for all stockholders and is soliciting proxies to elect its nominees to the Tri-Continental board of directors at Tri-Continental’s May 4, 2006 annual meeting.

Tri-Continental, a closed-end fund managed by J.&W. Seligman & Co. Incorporated, has prevented the Western Group from contacting the owners of almost 45% of Tri-Continental by refusing to turn over the requisite stockholder information to one of the participants in the Western Group. The litigation, brought in Supreme Court, New York, asks the Court to, among other things, compel Tri-Continental to make available the stockholder list in question.

Art Lipson of Western Investment, commenting on the suit, stated, “Tri-Continental’s refusal to produce a stockholders’ list hits the bottom of the barrel in corporate governance. It begs the question, why is TY’s Board dead set against stockholders talking with each other? I believe the answer is obvious -- Seligman’s performance record for Tri-Continental is indefensible. TY’s poor performance is a predictable result of so-called “independent” directors with little or no other investment experience having held their board seats for a collective 93 years, with each serving on at least 22 other Seligman fund boards.”

“We believe that many of our fellow investors share our outrage at Tri-Continental’s illegal denial of the fundamental right of its investors to communicate amongst themselves. Responsible, effective corporate governance is grounded in open communication, and any company that seeks to impede it absolutely deserves to answer in court.”

Mr. Lipson continued, “We simply wish to put our case before all of the Tri-Continental stockholders. Seligman has brought this situation upon itself with embarrassingly low investment returns and a failure to address the sizeable discount to underlying value at which Tri-Continental has traded for years.”

Contact:

Innisfree M&A Incorporated

Michael Brinn

212-750-8253

CERTAIN INFORMATION CONCERNING WESTERN INVESTMENT

Western Investment Hedged Partners L.P. (“Western Investment”), together with the other Participants (as defined below), has made a definitive filing with the SEC of a proxy statement (the “Proxy Statement”) and accompanying proxy cards to be used, among other things, to solicit votes for the approval of certain matters at the annual meeting (the “Annual Meeting”) of Tri-Continental Corporation (the “Company”) scheduled for May 4, 2006 and in support of the election of the Participants’ slate of director nominees at the Annual Meeting.

WESTERN INVESTMENT ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE ANNUAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT http://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (877) 456-3510 OR BY E-MAIL AT: MBRINN@INNISFREEMA.COM.

THE PARTICIPANTS IN THE PROXY SOLICITATION ARE WESTERN INVESTMENT, WESTERN INVESTMENT LLC, ARTHUR D. LIPSON, WESTERN INVESTMENT ACTIVISM PARTNERS LLC, BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C., BENCHMARK PLUS PARTNERS, L.L.C., BENCHMARK PLUS MANAGEMENT, L.L.C., PARADIGM PARTNERS, N.W., INC., SCOTT FRANZBLAU, ROBERT FERGUSON, MICHAEL DUNMIRE, PAUL DEROSA, MARLENE A. PLUMLEE AND ELYSE NAKAJIMA (THE “PARTICIPANTS”). INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE 13D JOINTLY FILED WITH THE SEC ON JANUARY 6, 2006, AS SUBSEQUENTLY AMENDED ON JANUARY 10, 2006, FEBRUARY 15, 2006 AND MARCH 3, 2006 AND THE PROXY STATEMENT.